As filed with the Securities and Exchange Commission on March 21, 2024
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
CHARLOTTE’S WEB HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

British Columbia	98-1508633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Tech Court
Louisville, Colorado 80027
(Address of principal executive offices)

CHARLOTTE’S WEB HOLDINGS, INC. AMENDED 2018 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, D.C., 20005
(Name and address of agent for service)

(720) 484-8930
(Telephone number, including area code, of agent for service)

Copies to:
Christopher P. Giordano, Esq.
Penny J. Minna, Esq.
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
(212) 335-4500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Charlotte's Web Holdings, Inc. (the “Registrant”) for the purpose of registering an additional 223,715 shares of the Registrant’s common shares, without par value (the “Common Shares”), that may become issuable under the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan (the “Plan”). The additional 223,715 Common Shares have become reserved for issuance as a result of the operation of the automatic increase provision of the Plan. Pursuant to such provision, on January 1 of each year, commencing with its 2022 fiscal year, the number of shares authorized for issuance under the Plan is automatically increased by a number equal to ten percent of the issued and outstanding Common Shares, on an as converted basis, as of the end of the Registrant’s immediately preceding fiscal year, less any number of Common Shares that are issuable pursuant to the CWB Holdings, Inc. 2015 Stock Option Plan, as amended (the “Legacy Plan”).

These additional Common Shares are securities of the same class as other securities for which a registration statement on Form S-8 (File No. 333-262006), was filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2022, as amended by Post-Effective Amendment No. 1 filed with the SEC on January 25, 2022, and a registration statement on Form S-8 (File No. 333-272055) filed with the SEC on April 18, 2023 (collectively, the “Prior Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the new information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated herein by reference (except for the portions thereof “furnished,” but not “filed,” which are deemed not to be incorporated by reference into this Registration Statement):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 21, 2024, including the description of Registrant’s Common Stock contained in Exhibit 4.3 thereto;

(b)
the information specifically incorporated by reference into the Form 10-K for the fiscal year ended December 31, 2022 from the Registrant’s definitive proxy statement on Schedule 14A, filed on April 28, 2023;

(c)
the description of the Registrant’s Common Shares contained in the registration statement on Form 10 filed with the Commission on November 5, 2021, as amended December 22, 2021, and as further amended on January 25, 2022, and as may be subsequently amended from time-to-time, incorporated by reference herein pursuant to (a) above, including any amendment or report filed for the purposes of updating such description; and

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except that the portion of any document “furnished” but not “filed” shall not be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement modifies, supersedes or replaces such statement.

Item 8. Exhibits.

Exhibit No.	Description	Location
4.1	Articles of Charlotte’s Web Holdings, Inc.	Exhibit 3.1 to the Registration Statement on Form 10 (File No. 000-56364) filed with the SEC on November 5, 2021 is incorporated herein by reference.
4.2	Notice of Articles	Exhibit 3.2 to the Registration Statement on Form 10 (File No. 000-56364) filed with the SEC on November 5, 2021 is incorporated herein by reference.
5.1*	Opinion of DLA Piper (Canada) LLP
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of DLA Piper Canada (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on signature page hereto).
99.1	Charlotte’s Web Holdings, Inc. 2018 Long-Term Incentive Plan dated August 23, 2018	Exhibit 10.14 to the Registration Statement on Form 10 (File No. 000-56364) filed with the SEC on November 5, 2021 is incorporated herein by reference.
99.2	Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan dated April 29, 2021	Exhibit 10.15 to the Registration Statement on Form 10 (File No. 000-56364) filed with the SEC on November 5, 2021 is incorporated herein by reference.
99.3	Form of Restricted Stock Award Agreement for Employees to the 2018 Long-Term Incentive Plan (2023 amendment)	Exhibit 99.3 to the Registration Statement on Form S-8 (File No. 333-272055) filed with the SEC on May 18, 2023 is incorporated herein by reference.
99.4	Form of Restricted Stock Award Agreement for Directors to the 2018 Long Term Incentive Plan.	Exhibit 10.17.1 to the Registration Statement on Form 10 (File No. 000-56364) filed with the SEC on November 5, 2021 is incorporated herein by reference.
99.5	Form of Nonqualified Stock Option Award to the 2018 Long-Term Incentive Plan (2023 amendment).	Exhibit 99.5 to the Registration Statement on Form S-8 (File No. 333-272055) filed with the SEC on May 18, 2023 is incorporated herein by reference.
107.1*	Filing Fee Table

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Louisville, Colorado, on March 21, 2024.

CHARLOTTE’S WEB HOLDINGS, INC.

By:	/s/ William Morachnick
William Morachnick
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint William Morachnick, Jessica Saxton, Sarah Cambridge and Stephen Rogers, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William Morachnick	Chief Executive Officer (Principal Executive Officer)	March 21, 2024
William Morachnick

/s/ Jessica Saxton	Chief Financial Officer (Principal Financial Officer)	March 21, 2024
Jessica Saxton

/s/ Sarah Cambridge	Chief Accounting Officer (Principal Accounting Officer)	March 21, 2024
Sarah Cambridge

/s/ John Held	Director	March 21, 2024
John Held

/s/ Thomas Lardieri	Director	March 21, 2024
Thomas Lardieri

/s/ Alicia Morga	Director	March 21, 2024
Alicia Morga

/s/ Matthew McCarthy	Director	March 21, 2024
Matthew McCarthy

/s/ Jonathan Atwood	Director	March 21, 2024
Jonathan Atwood

/s/ Angela McElwee	Director	March 21, 2024
Angela McElwee

Exhibit 5.1 DLA Piper (Canada) LLP Suite 2700, 1133 Melville Street Vancouver, British Columbia V6E 4E5 Canada www.dlapiper.com

March 21, 2024

Charlotte’s Web Holdings, Inc. 700 Tech Court Louisville, CO 80027 USA
Ladies and Gentlemen:

Re: Charlotte’s Web Holdings, Inc. - Registration Statement on Form S-8
We are Canadian counsel to Charlotte’s Web Holdings, Inc. (the “Company”), a company existing under the Business Corporations Act (British Columbia), in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”) with respect to an aggregate of 223,715 common shares in the capital of the Company (the “Common Shares”) issuable under the Company’s amended 2018 long term incentive plan approved by the Company's board of directors on April 29, 2021 and amended by resolution of the Compensation Committee on March 20, 2023 (as amended, the “LTIP”).
For the purposes of the opinions expressed below, we have considered such questions of law, made such investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant.
We have relied exclusively upon the documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion letter.
For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that, with respect to all documents examined by us, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the authentic original documents.
The opinions expressed in this opinion letter are limited to the laws of the province of British Columbia and the federal laws of Canada applicable in that province. Based upon and subject to the foregoing and to the qualifications set forth in this opinion letter we are of the opinion that:
(a)the Company has taken all necessary corporate action to authorize the issue of the Common Shares; and
(b)upon the due and proper exercise of awards granted, or awards to be granted in the future, under the LTIP (including payment of any exercise price for the Common Shares), the Common Shares issuable upon the settlement of such awards will be issued as fully paid and non-assessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Act as amended, or within the category of persons whose consent is required by Section 7 of the Act.
The opinions set out in this opinion letter speak only as of the date of this opinion, and by giving them, we do not undertake to advise the addressee or otherwise update or supplement this opinion letter to reflect any facts or circumstances or any changes in laws which may occur after the date of this opinion, or consider the applicability or correctness of this opinion to any person other than the addressee.
This opinion is delivered exclusively for use in connection with the filing by the Company of the Registration Statement, and is not to be used or relied upon for any other reason without our prior written consent.
Yours truly,
/s/ DLA Piper (Canada) LLP

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan of our report dated March 21, 2024, with respect to the consolidated financial statements of Charlotte’s Web Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
March 21, 2024

Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)

Charlotte's Web Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities*
Fees to Be Paid	Equity	Common Shares	457(c) and 457(h)	223,715(3)	$0.1535	$34,340.26	0.00014760	$5.07
	Total Offering Amounts					$34,116.54		$5.07
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$5.07

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional common shares, no par value, of Charlotte’s Web Holdings, Inc. (the “Company”), which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of the Company’s outstanding shares of common stock.
(2)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on as reported by the OTCQX Best Market on March 18, 2024.
(3)    Represents additional Common Shares of the Company issuable under the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan (the “Plan”). Common Shares issuable under the Plan include awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.